UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAKES ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1913991 (I.R.S. Employer Identification Number)

130 Cheshire Lane, Suite 101
Minnetonka, Minnesota 55305
(Address of Principal Executive Offices) (Zip Code)
Lakes Entertainment, Inc.
2007 Stock Option and Compensation Plan
(Full Title of the Plan)

Lyle Berman	copies to:
Chief Executive Officer
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, Minnesota 55305
(952) 449-9092
(Name, Address, including Zip Code,
and Telephone Number, including Area Code,
of Agent for Service)	Jean M. Davis, Esq. Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 632-3000
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price	aggregate offering	Amount of
registered	registered(1)	per share (2)	price (2)	registration fee
Common Stock, par value $0.01 per share	500,000	$12.01	$6,005,000	$185

(1)	This Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Lakes Entertainment, Inc. 2007 Stock Option and Compensation Plan as the result of any future stock dividend, stock split or similar adjustment to the outstanding common stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, paragraphs (c) and (h), under the Securities Act of 1933. The calculation of the registration fee is based upon a per share price of $12.01, which was the average of the high and low sale prices of the shares of common stock, par value $0.01, of Lakes Entertainment, Inc. on June 18, 2007, as reported for such date by the Nasdaq Global Market.

PART I
     As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by Lakes Entertainment, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2007.

(c)	The Company’s Current Reports on Form 8-K as filed with the Commission on January 9, 2007, March 2, 2007, March 6, 2007, March 8, 2007, March 23, 2007, May 10, 2007 and June 14, 2007.

(d)	The description of the Company’s common stock, par value $0.01, contained in the Company’s registration statement on Form 10 as filed with the Commission on October 23, 1998, and as amended by the Company’s registration statement on Form 8-A/A as filed with the Commission on May 16, 2000.
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits provided with such form that are related to such items, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not Applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     We are subject to the Minnesota Business Corporation Act, referred to as the MBCA. Section 302A.521 of the MBCA provides that we shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:
•	has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 of the MBCA, if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in our best interests in the case of acts or omissions in such person’s official capacity for us or reasonably believed that the conduct was not opposed to our best interests in the case of acts or omissions in such person’s official capacity for other affiliated organizations.
     Article 7 of our articles of incorporation further provide that our directors shall not be personally liable to us or our shareholders for breaches of fiduciary duty. In addition, Article 6 of our bylaws provides that we shall indemnify our directors to the fullest extent permitted under the MBCA. We also maintain a director and officer insurance policy to cover ourselves, our directors and our officers against certain liabilities.
     Although indemnification for liabilities arising under the Securities Act of 1933, referred to as the Securities Act, may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not Applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
4.1	Rights Agreement, dated as of May 12, 2000, between Lakes Gaming, Inc. and Norwest Bank Minnesota, National Association, as Rights Agent. (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed May 16, 2000.)

4.2	Lakes Entertainment, Inc. 2007 Stock Option and Compensation Plan. (Incorporated herein by reference to Appendix B to the Company’s Proxy Statement filed with the Commission on April 26, 2007.)

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. (filed herewith)

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)

23.2	Consent of Piercy, Bowler Taylor & Kern, Certified Public Accountants & Business Advisors A Professional Corporation (filed herewith)

24.1	Power of Attorney (see Signature Page)
ITEM 9. UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment to this registration statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to the Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota on June 22, 2007.

LAKES ENTERTAINMENT, INC.
By:	/s/ Lyle Berman
Lyle Berman
Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lyle Berman and Timothy J. Cope, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Lyle Berman Lyle Berman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 22, 2007
/s/ Timothy J. Cope Timothy J. Cope	President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	June 22, 2007
/s/ Morris Goldfarb Morris Goldfarb	Director	June 22, 2007
/s/ Ray Moberg Ray Moberg	Director	June 22, 2007
/s/ Neil I. Sell Neil I. Sell	Director	June 22, 2007
/s/ Larry C. Barenbaum Larry C. Barenbaum	Director	June 22, 2007
/s/ Richard White Richard White	Director	June 22, 2007

EXHIBIT INDEX

Exhibit No.	Description	Page

4.1	Rights Agreement, dated as of May 12, 2000, between Lakes Gaming, Inc. and Norwest Bank Minnesota, National Association, as Rights Agent. (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed May 16, 2000.)	—

4.2	Lakes Entertainment, Inc. 2007 Stock Option and Compensation Plan. (Incorporated herein by reference to Appendix B to the Company’s Proxy Statement filed with the Commission on April 26, 2007.)	—

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.	7

23.1	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)	—

23.2	Consent of Piercy, Bowler Taylor & Kern, Certified Public Accountants & Business Advisors A Professional Corporation	8

24.1	Power of Attorney (see Signature Page)	—